UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 1, 2006
Date of Report (Date of earliest event reported)

TRUSTMARK CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	0-3683	64-0471500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

248 East Capitol Street, Jackson, Mississippi	39201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(601) 208-6898

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On November 29, 2006, Matthew L. Holleman III informed Trustmark Corporation of his decision to resign from the Board of Directors of Trustmark Corporation and the Board of Directors of its subsidiary, Trustmark National Bank, including the following committees of the Trustmark Corporation Board: Executive, Nominating and Strategic Planning. His resignation from all posts will be effective on January 1, 2007.

The resignation arises from commitments made earlier in 2006 by the Robert M. Hearin Foundation and the Robert M. Hearin Support Foundation (collectively, the “Foundations”) to the Board of Governors of the Federal Reserve System with respect to Trustmark Corporation. The Foundations, which are the largest shareholders in Trustmark Corporation, committed, among other things, that, without the prior approval of the Federal Reserve System, the Foundations would not have or seek to have any trustee serve on the board of directors of Trustmark Corporation or any of its subsidiaries, with the exception that the trustee of the Foundations who currently serves as a director of Trustmark Corporation (Mr. Holleman) was permitted to continue service as both a trustee of the Foundations and a director of Trustmark Corporation through January 1, 2007. Mr. Holleman has now decided that he will comply with this commitment by resigning as a director of Trustmark Corporation while retaining his role as a trustee of the Foundations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUSTMARK CORPORATION

BY:	/s/ Richard G. Hickson
Richard G. Hickson
Chairman of the Board, President & Chief Executive Officer

DATE:	December 1, 2006